Exhibit 99.1

Cathay General Bancorp Announces 11th Consecutive Year of Double Digit Earnings Growth and Record 2004 Earnings of $86.8 Million

          LOS ANGELES, Jan. 26 /PRNewswire-FirstCall/ -- Cathay General Bancorp (the “Company”) (Nasdaq: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the fourth quarter and for the year ended December 31, 2004.

          STRONG FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,

	2004	2003	2004	2003

Net income	$21.6M	$16.8M	$86.8M	$55.6M
Basic earnings per share	$0.43	$0.36	$1.74	$1.44
Diluted earnings per share	$0.42	$0.36	$1.72	$1.42
Return on average assets	1.44%	1.28%	1.51%	1.58%
Return on average stockholders’equity	12.44%	11.99%	13.27%	15.13%
Efficiency ratio	39.76%	39.57%	39.23%	36.73%

          FOURTH QUARTER HIGHLIGHTS

*

Fourth quarter earnings increased $4.8 million, or 29%, compared to the same quarter a year ago.  Included in the results was an after-tax non-cash charge of $3.2 million or $0.06 per diluted share, for “other-than-temporary impairment” on perpetual floating-rate preferred securities.  Earnings for the fourth quarter excluding the $3.2 million impairment charge increased $8.0 million, or 48%, compared to the same quarter a year ago and $1.6 million, or 7%, from the third quarter of 2004.  Management believes that the results of the Company can best be assessed by excluding the unusual non-cash other-than-temporary impairment charge.  Please see the reconciliation table of the reported earnings to earnings excluding this charge below.

*

Fully diluted earnings per share reached $0.42 and increased 17% compared to the same quarter a year ago.  Fully diluted earnings per share excluding the impairment charge reached $0.49 and increased 36% compared to the same quarter a year ago and increased 6% compared to the third quarter of 2004.

*	Gross loans increased by $192.4 million, or 5.3%, primarily in construction loans, from September 30, 2004.

*	Deposits increased by $53.8 million, or 1.2%, from September 30, 2004.

*

Return on average stockholders’ equity was 12.44% and return on average assets was 1.44% for the quarter ended December 31, 2004. Return on average stockholders’ equity excluding the impairment charge was 14.27% and return on average assets excluding the impairment charge was 1.65% for the quarter ended December 31, 2004.

*	Non-performing loans decreased $6.7 million from $29.2 million at September 30, 2004, to $22.5 million at December 31, 2004.

*	Efficiency ratio and efficiency ratio excluding the impairment charge of 39.76% and 36.28%, respectively, for the fourth quarter of 2004.

           FULL YEAR HIGHLIGHTS

*

Record net income of $86.8 million, or 56%, over 2003.  This strong net earnings performance resulted in an increase of 21% in diluted income per share to $1.72 compared with diluted income per share of $1.42 a year ago.  Full year net income excluding the impairment charge was $90.0 million.

*	Gross loans at December 31, 2004 were $3.8 billion, an increase of $525.6 million or 16% over December 31, 2003.

*	Deposit balances grew to $4.6 billion from December 31, 2003, an increase of $167.1 million, or 3.8%.

*	Nonaccrual loans decreased $13.8 million from $33.0 million at December 31, 2003, to $19.2 million at December 31, 2004.

*	Net chargeoffs of $2.9 million for 2004 compared to net recoveries of $67,000 in 2003.

*	Reported efficiency ratio and efficiency ratio excluding the impairment charge of 39.23% and 38.32%, respectively, for the year 2004.

          “We are pleased to report our eleventh consecutive year of double digit earnings growth.  Strong organic loan growth, an improved net interest margin and low net chargeoffs were the main factors that contributed to the record results.  Excluding the $3.2 million after-tax non-cash charge for the other-than-temporary charge on preferred stock, the fourth quarter net income increased on an annualized basis, by 27% from the third quarter, and the full year net income reached $90 million, an increase of 62%.  These results demonstrate the benefits of the merger of General Bank and Cathay Bank and more importantly, the successful integration of the two banks,” commented Dunson Cheng, Chairman of the Board and President of the Company.     “We were pleased with the strong loan growth in the fourth quarter, especially in construction loans, which was one of the strengths of General Bank,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.     “The arduous process of integration is behind us and we are optimistic that 2005 will be another record year for Cathay General Bancorp as we should be able to focus our attention and resources toward our goal of growing our business,” concluded Dunson Cheng.

          INCOME STATEMENT REVIEW
          As of the close of business on October 20, 2003, the Company completed its merger with GBC Bancorp.  The results of GBC Bancorp’s operations have been included in the Company’s consolidated financial statements since October 20, 2003.  The return on equity after the merger with GBC Bancorp are lower than in previous periods, due primarily to the increases in stockholders’ equity as a result of the merger.

          Net interest income before provision for loan losses
          The net interest income before provision for loan losses increased to $56.7 million during the fourth quarter of 2004, or 23.5% higher than the $45.9 million during the same quarter a year ago.  The increase was due to the strong growth in loans, the improvement in the net interest margin and the impact of the merger with GBC Bancorp.     The net interest margin, on a fully taxable-equivalent basis, was 4.14% for the fourth quarter of 2004 compared to 4.13% during the third quarter of 2004.  The net interest margin increased from 3.84% in the fourth quarter of 2003 to 4.14% in the fourth quarter of 2004, primarily as a result of the 125 basis point increase in the prime rate and higher yields on investment securities.     For the fourth quarter of 2004, the interest rate earned on our average interest-earning assets was 5.46% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 1.63%.  In comparison, for the fourth quarter of 2003, the interest rate earned on our average interest-earning assets was 4.91% and our cost of funds on average interest-bearing liabilities equaled 1.29%.

          Provision for loan losses
          The provision for loan losses was zero for the fourth quarter of 2004 compared to $2.2 million for the fourth quarter of 2003.  The provision for loan losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to maintain an allowance for loan losses that management believes should be sufficient to absorb loan losses inherent in the Company’s loan portfolio. Total chargeoffs for the fourth quarter of 2004 were $4.9 million, primarily related to a $9.5 million loan originated by the former New York City loan production office of General Bank, compared to chargeoffs of $0.5 million for the fourth quarter of 2003.  Total recoveries for the fourth quarter of 2004 were $1.7 million compared to recoveries of $0.7 million for the fourth quarter of 2003.

          Non-interest income
          Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities sales, loan sales, wire transfer fees, and other sources of fee income, was $0.6 million for the fourth quarter of 2004, a decrease of $6.0 million, or 90.5%, compared to the non-interest income of $6.6 million for the fourth quarter of 2003.  Included in the fourth quarter 2004 results was a non-cash charge of $5.5 million, or $3.2 million net of tax, for “other-than-temporary impairment” on perpetual floating-rate preferred securities issued by government sponsored enterprises.

          For the fourth quarter of 2004, the Company realized a total net loss on securities of $4.9 million which was comprised of the $5.5 million “other- than-temporary impairment” charge and $0.6 million of realized gains on sales of securities compared to a $2.5 million net gain for the same quarter in 2003.

          Letters of credit commissions increased $281,000, or 32.7%, from $859,000 in the fourth quarter 2003 to $1.1 million in the fourth quarter of 2004 due to increased business.  Other operating income increased $1.2 million, or 82.7% from $1.5 million to $2.7 million in the fourth quarter of 2004 due primarily to the recording of unrealized warrant gains and increases in investment service commission income.

          Non-interest expense
          Non-interest expense increased $2.0 million to $22.8 million in the fourth quarter of 2004 primarily due to the merger with GBC Bancorp.  The efficiency ratio was 39.76% for the fourth quarter of 2004 compared to 39.57% in the year ago quarter.  The increase in non-interest expense during the fourth quarter of 2004 was primarily attributable to higher salaries and employee benefits expense of $1.1 million.  Salaries and employee benefits increases resulted from salary and bonus increases, the full quarter impact of the merger with GBC Bancorp, higher stock option amortization expense, payroll taxes related to stock option exercises and higher accruals for vacation liability.  The increase in occupancy, computer and equipment expense and amortization of core deposit intangibles in the fourth quarter of 2004 was primarily due to the merger with GBC Bancorp.  The increase in professional services expense in the fourth quarter of 2004 was primarily due to higher legal fees for collection of loans, higher consulting fees related to improvements in the Bank’s Bank Secrecy Act procedures and for complying with Sarbanes-Oxley 404 requirements. The $250,000 in Other Real Estate income resulted from the receipt of the reimbursement for certain environmental cleanup expenditures.

          Income taxes
          The effective tax rates for the fourth quarter of 2004 and 2003 were 37.6% and 43.2%, respectively.  The effective tax rates for the full year 2004 and 2003 were 38.2% and 36.7%, respectively.  The effective tax rate for 2004 increased from 2003 because the tax benefit from the Company’s investments in affordable housing and other tax-exempt investments comprised a smaller percentage of pretax income in 2004 than in 2003.  Quarterly comparisons with 2003 are impacted by the real estate investment trust (“REIT”) state tax benefits which reduced income tax expense in the first three quarters of 2003 and increased income tax expense in the fourth quarter of 2003, when the previously recorded benefit was reversed.

          As previously disclosed, on December 31, 2003, the California Franchise Tax Board (FTB) announced its intent to list certain transactions that in its view constitute potentially abusive tax shelters.  Included in the transactions subject to this listing were transactions utilizing regulated investment companies (RICs) and real estate investment trusts (REITs).  As part of the notification indicating the listed transactions, the FTB also indicated its position that it intends to disallow tax benefits associated with these transactions.  While the Company continues to believe that the tax benefits recorded in three prior years with respect to its regulated investment company were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative -- Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties. The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims.  As of December 31, 2004, the Company reflected a $12.3 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $8.0 million after giving effect to Federal tax benefits.  Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $8.0 million net state tax receivable after giving effect to Federal tax benefits.

Reconciliation of Reported Earnings to Earnings Excluding the Impairment Charge

	Three months ended December 31,		Year ended December 31,

(In Thousand)	2004	2003	2004	2003

Net income as reported	$21,568	$16,764	$86,813	$55,572
Add: Other-than-temporary impairment writedown	5,500	—	5,500	—
Less: Tax benefit for non-cash other-than- temporary impairment writedown	(2,312)	—	(2,312)	—
Earnings excluding the impairment charge	$24,756	$16,764	$90,001	$55,572
Basic average common shares outstanding	50,210,808	46,660,160	49,869,271	38,713,728
Diluted average common shares outstanding	50,934,828	47,060,558	50,480,154	39,035,616
Net income per share as reported: Basic	0.43	0.36	1.74	1.44
Dilutive	0.42	0.36	1.72	1.42
Earnings per share excluding the impairment charge
Basic	0.49	0.36	1.80	1.44
Dilutive	0.49	0.36	1.78	1.42

	Three months ended December 31,		Year ended December 31,

(In Thousand)	2004	2003	2004	2003

Total revenues as reported	$57,334	$52,505	$231,082	$150,112
Add: Other-than-temporary impairment writedown	5,500	—	5,500	—
Total revenues excluding the impairment charge	$62,834	$52,505	$236,582	$150,112
Total non-interest expenses reported	$22,795	$20,778	$90,660	$55,140
Efficiency ratio As reported	39.76%	39.57%	39.23%	36.73%
Excluding the impairment charge	36.28%	39.57%	38.32%	36.73%

          BALANCE SHEET REVIEW
          Total assets increased by $556.1 million to $6.1 billion at December 31, 2004, up 10.0% from year-end 2003 of $5.5 billion.  The increase in total assets was due primarily to increases in loans and investment securities which more than offset the decrease in Federal funds sold and securities purchased under agreements to resell.

          The increase in gross loans to $3.8 billion as of December 31, 2004 from $3.3 billion as of December 31, 2003, represents growth of $525.6 million, or 15.9%, due primarily to increases in commercial mortgage loans. The growth in gross loans during the fourth quarter was $192.4 million, or 5.3%.

          The changes in the loan composition from year-end 2003 are presented below:

(Dollar in thousands)	December 31, 2004	December 31, 2003	% Change

Loans
Commercial	$955,377	$956,382	(0)
Residential mortgage	331,727	262,954	26
Commercial mortgage	2,119,349	1,715,434	24
Real estate construction	412,611	359,339	15
Installment	10,481	11,452	(8)
Other	2,443	860	184
Gross loans and leases	$3,831,988	$3,306,421	16
Allowance for loan losses	(62,880)	(65,808)	(4)
Unamortized deferred loan fees	(11,644)	(10,862)	7
Total loans and leases, net	$3,757,464	$3,229,751	16

          The increase in total assets from year-end 2003 was funded primarily by the increase in wholesale borrowings and time deposits of $100,000 or more. Total deposits increased $167.1 million, or 3.8% from December 31, 2003, and $53.8 million or 1.2% from September 30, 2004.  The changes in the deposit composition from year-end 2003 are presented below:

(Dollars in thousands)	December 31, 2004	December 31, 2003	% Change

Deposits
Non-interest-bearing deposits	$674,791	$633,556	7
Interest-bearing checking deposits 842,293	937,317	(10)
Savings deposits	418,041	425,076	(2)
Time deposits under $100	539,811	559,305	(3)
Time deposits of $100 or more	2,120,201	1,872,827	13
Total deposits	$4,595,137	$4,428,081	4

          Advances from the Federal Home Loan Bank increased $286.7 million to $545.0 million at December 31, 2004 compared to $258.3 million at December 31, 2003.

          Stockholders’ equity was $716.0 million at December 31, 2004 which increased $96.7 million, or 15.6%, from $619.3 million at December 31, 2003.

          ASSET QUALITY REVIEW
          Non-performing assets to gross loans plus other real estate owned decreased to 0.59% at December 31, 2004, from 0.80% at September 30, 2004 and from 1.19% at December 31, 2003.  Total non-performing assets decreased to $22.5 million at December 31, 2004, compared to $29.2 million at September 30, 2004, and $39.3 million at December 31, 2003 primarily as a result of payoffs of non-performing assets.

          The allowance for loan losses was $62.9 million at December 31, 2004, and represented the amount that the Company believes should be sufficient to absorb loan losses inherent in the Company’s loan portfolio.  The allowance for loan losses represented 1.64% of period-end gross loans and 280% of non-performing loans at December 31, 2004.  The comparable ratios were 1.99% of gross loans and 169% of non-performing loans at December 31, 2003.  The changes to the Company’s asset quality are highlighted below:

(In thousands)	December 31, 2004	December 31, 2003	% Change

Non-performing assets
Accruing loans past due 90 days or more	$3,260	$5,916	(45)
Non-accrual loans	19,211	32,959	(42)
Total non-performing loans	22,471	38,875	(42)
Other real estate owned	—	400	(100)
Total non-performing assets	$22,471	$39,275	(43)
Troubled debt restructurings	$1,006	$5,808	(83)

          The following table presents the types of non-accrual loans as of the dates indicated:

(In thousands)	December 31, 2004	December 31, 2003	Net change

Type of Non-accrual Loans Construction	$1,181	$1,458	$(277)
Single/ multi-family Residence	69	799	(730)
Commercial real estate	3,816	5,404	(1,588)
Commercial and industrial	14,114	25,281	(11,167)
Other loans	31	17	14
Total	$19,211	$32,959	$(13,748)

          CAPITAL ADEQUACY REVIEW
          At December 31, 2004, the Tier 1 risk-based capital ratio of 10.78%, total risk-based capital ratio of 12.03%, and Tier 1 leverage capital ratio of 8.86%, continued to place the Company in the “well capitalized” category, which is defined as institutions with a total risk-based capital ratio equal to or greater than ten percent, a Tier 1 risk-based capital ratio equal to or greater than six percent and a Tier 1 leverage capital ratio equal to or greater than five percent.  At December 31, 2003, the Company’s Tier 1 risk-based capital ratio was 9.95%, the total risk-based capital ratio was 11.21%, and Tier 1 leverage capital ratio was 7.97%.

          YEAR-TO-DATE REVIEW
          Net income was $86.8 million or $1.72 per diluted share for the year ended December 31, 2004, an increase of 21.1% on a per share basis over the $55.6 million or $1.42 per diluted share for the same period a year ago.  Net income excluding the impairment charge was $90.0 million or $1.78 per diluted share for the year ended December 31, 2004, an increase of 25.4% on a per share basis for the same period a year ago.  The net interest margin, on a fully taxable-equivalent basis for the year ended December 31, 2004 increased 22 basis points to 4.09% compared to 3.87% for the year ended December 31, 2003.

          Return on average stockholders’ equity was 13.27%, and return on average assets was 1.51% for the year ended December 31, 2004, compared to a return on average stockholders’ equity of 15.13% and a return on average assets of 1.58%, for the year ended December 31, 2003.  Return excluding the impairment charge, on average stockholders’ equity was 13.75% and on average assets was 1.56% for the year ended December 31, 2004.  For the years ended December 31, 2004 and 2003, the efficiency ratio was 39.23% and 36.73%, respectively.  The efficiency ratio excluding the impairment charge was 38.32% for the year ended December 31, 2004.

          ABOUT CATHAY GENERAL BANCORP
          Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services.  Cathay Bank currently operates 29 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China.  In addition, the Bank’s subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., both maintain an office in Taipei.  As part of its post-merger integration plans to efficiently serve its customers, Cathay Bank closed three additional branches in Southern California on October 15, 2004 and consolidated their operations with nearby branches.  Cathay Bank’s website is found at http://www.cathaybank.com/.

          FORWARD-LOOKING STATEMENTS AND OTHER NOTICES
          Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, such words as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue,” or the negative of such terms and other comparable terminology or similar expressions.  Forward-looking statements are not guarantees.  They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the Company’s ability to integrate its operations after its recent merger with GBC Bancorp and realize the benefits of that merger, demographic changes, fluctuations in interest rates, inflation, competition, war and terrorism, general economic or business conditions in California and other regions where Cathay Bank has operations, such as the impact of the California budget deficit, changes in business strategy, including the formation of a real estate investment trust (REIT) and the deregistration of its registered investment company (RIC), and legislative and regulatory developments, such as the potential effects of recently enacted California tax legislation and the subsequent Franchise Tax Board announcement on December 31, 2003, regarding the taxation of REITs and RICs and of the memorandum of understanding between Cathay Bank and the Federal Deposit Insurance Corporation relating to the Bank’s compliance with certain provisions of the Bank Secrecy Act.

          These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003, its reports and registration statements filed (including those filed by GBC Bancorp prior to the merger) with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time.  Cathay General Bancorp has no intention and undertakes no obligation to update any forward- looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.     Cathay General Bancorp’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			For the year ended December 31,

(Dollars in thousands, except per share data)	2004	2003	% Change	2004	2003	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$56,705	$45,898	24	$214,817	$127,119	69
Provision for loan losses	—	2,200	(100)	—	7,150	(100)
Net interest income after provision for loan losses	56,705	43,698	30	214,817	119,969	79
Non-interest income	629	6,607	(90)	16,265	22,993	(29)
Non-interest expense	22,795	20,778	10	90,660	55,140	64
Income before income tax expense	34,539	29,527	17	140,422	87,822	60
Income tax expense	12,971	12,763	2	53,609	32,250	66
Net income	$21,568	$16,764	29	$86,813	$55,572	56
Net income per common share:
Basic	$0.43	$0.36	19	$1.74	$1.44	21
Diluted	$0.42	$0.36	17	$1.72	$1.42	21
Cash dividends paid per common share	$0.09	$—	100	$0.300	$0.280	7
SELECTED RATIOS
Return on average assets	1.44%	1.28%	13	1.51%	1.58%	(4)
Return on average stockholders’ equity	12.44%	11.99%	4	13.27%	15.13%	(12)
Efficiency ratio	39.76%	39.57%	0	39.23%	36.73%	7
Dividend payout ratio	20.80%	0.00%	100	17.19%	18.15%	(5)
YIELD ANALYSIS
(Fully tax equivalent)
Total interest-earning assets	5.46%	4.91%	11	5.22%	5.07%	3
Total interest-bearing liabilities	1.63%	1.29%	26	1.39%	1.47%	(5)
Net interest spread	3.83%	3.62%	6	3.83%	3.60%	6
Net interest margin	4.14%	3.84%	8	4.09%	3.87%	6

	Dec. 31, 2004	Dec. 31, 2003

CAPITAL RATIOS
Tier 1 risk-based capital ratio	10.78%	9.95%
Total risk-based capital ratio	12.03%	11.21%
Tier 1 leverage capital ratio	8.86%	7.97%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

		As of December 31,

	(In thousands, except share and per share data)	2004	2003	% change

	Assets
	Cash and due from banks	$86,133	$111,699	(23)
	Federal funds sold and securities purchased under agreements to resell	—	82,000	(100)
	Cash and cash equivalents	86,133	193,699	(56)
	Investment securities (amortized cost of $1,811,891 in 2004 and $1,692,780 in 2003)	1,817,942	1,707,962	6
	Loans	3,831,988	3,306,421	16
Less:	Allowance for loan losses	(62,880)	(65,808)	(4)
	Unamortized deferred loan fees, net	(11,644)	(10,862)	7
	Loans, net	3,757,464	3,229,751	16
	Other real estate owned, net	—	400	(100)
	Affordable housing investments, net	45,145	32,977	37
	Premises and equipment, net	33,421	35,624	(6)
	Customers’ liability on acceptances	14,368	11,731	22
	Accrued interest receivable	21,712	21,553	1
	Goodwill	241,013	241,728	(0)
	Other intangible assets, net	47,494	52,730	(10)
	Other assets	33,313	13,760	142
	Total assets	$6,098,005	$5,541,915	10
	Liabilities and Stockholders’ Equity Deposits
	Non-interest-bearing demand deposits	$674,791	$633,556	7
	Interest-bearing deposits:
	NOW deposits	253,767	279,679	(9)
	Money market deposits	588,526	657,638	(11)
	Savings deposits	418,041	425,076	(2)
	Time deposits under $100	539,811	559,305	(3)
	Time deposits of $100 or more	2,120,201	1,872,827	13
	Total deposits	4,595,137	4,428,081	4
	Federal funds purchased and securities sold under agreement to repurchase	91,000	82,500	10
	Advances from the Federal Home Loan Bank	545,000	258,313	111
	Other borrowings	17,116	27,622	(38)
	Acceptances outstanding	14,368	11,731	22
	Junior subordinated notes	53,916	53,856	0
	Other liabilities	65,475	60,516	8
	Total liabilities	5,382,012	4,922,619	9
	Total stockholders’ equity	715,993	619,296	16
	Total liabilities and stockholders’ equity	$6,098,005	$5,541,915	10
	Book value per share	$14.13	$12.48	13
	Number of shares outstanding	50,677,896	49,608,182

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,		For the year ended December 31,

(In thousands, except share and per share data)	2004	2003	2004	2003

INTEREST INCOME
Interest on loans	$55,858	$42,499	$200,109	$124,031
Interest on securities available-for-sale	19,161	16,261	74,615	42,767
Interest on federal funds sold and securities Purchased under agreements to resell	2	104	104	416
Interest on deposits with banks	49	18	151	53
Total interest income	75,070	58,882	274,979	167,267
INTEREST EXPENSE
Time deposits of $100 or more	9,425	6,864	32,280	21,808
Other deposits	5,451	3,506	17,555	11,166
Other borrowed funds	3,489	2,614	10,327	7,174
Total interest expense	18,365	12,984	60,162	40,148
Net interest income before provision for loan losses	56,705	45,898	214,817	127,119
Provision for loan losses	—	2,200	—	7,150
Net interest income after provision for loan losses	56,705	43,698	214,817	119,969
NON-INTEREST INCOME
Securities (losses) gains	(4,940)	2,547	(3,979)	9,890
Letters of credit commissions	1,140	859	4,358	2,395
Depository service fees	1,703	1,709	6,829	5,573
Other operating income	2,726	1,492	9,057	5,135
Total non-interest income	629	6,607	16,265	22,993
NON-INTEREST EXPENSE
Salaries and employee benefits	12,584	11,453	49,149	30,763
Occupancy expense	2,058	1,729	8,093	4,728
Computer and equipment expense	1,757	1,500	7,020	3,918
Professional services expense	1,769	1,195	6,671	4,040
FDIC and State assessments	255	258	1,032	660
Marketing expense	641	397	2,474	1,638
Other real estate owned expense (income)	(250)	253	292	429
Operations of affordable housing investments	823	839	2,900	2,663
Amortization of core deposit premium	1,333	1,037	5,333	1,180
Other operating expense	1,825	2,117	7,696	5,121
Total non-interest expense	22,795	20,778	90,660	55,140
Income before
income tax expense	34,539	29,527	140,422	87,822
Income tax expense	12,971	12,763	53,609	32,250
Net income	21,568	16,764	86,813	55,572
Other comprehensive income (loss), net of tax	(1,177)	1,945	(5,817)	2,725
Total comprehensive income	$20,391	$18,709	$80,996	$58,297
Net income per common share:
Basic	$0.43	$0.36	$1.74	$1.44
Diluted	$0.42	$0.36	$1.72	$1.42
Cash dividends paid per common share	$0.09	$—	$0.30	$0.28
Basic average common shares outstanding	50,210,808	46,660,160	49,869,271	38,713,728
Diluted average common shares outstanding	50,934,828	47,060,558	50,480,154	39,035,616

CATHAY GENERAL BANCORP
AVERAGE BALANCES -- SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,

(In thousands)	December 31, 2004	December 31, 2003	September 30, 2004

Interest-earning assets
Federal funds sold and securities purchased under agreements to resell	$505	$52,413	$8,810
Investment securities	1,791,086	1,695,971	1,755,309
Loans and Leases	3,712,830	3,056,305	3,565,067
Deposits with banks	5,836	2,200	4,866
Total interest-earning assets	$5,510,257	$4,806,889	$5,334,052
Interest-bearing liabilities
Interest-bearing checking deposits	$868,792	$857,695	$864,847
Savings deposits	422,086	398,674	425,175
Time deposits	2,621,548	2,256,619	2,570,964
Total interest-bearing deposits	$3,912,426	$3,512,988	$3,860,986
Other borrowed funds	568,178	469,686	499,204
Total interest-bearing liabilities	4,480,604	3,982,674	4,360,190
Non-interest-bearing demand deposits	692,379	546,414	669,797
Total deposits and other borrowed funds	$5,172,983	$4,529,088	$5,029,987
Total average assets	$5,965,757	$5,189,506	$5,778,209
Total average stockholders’ equity	$689,945	$554,510	$655,309

(In thousands)	December 31, 2004	December 31, 2003

Interest-earning assets
Federal funds sold and securities purchased under agreements to resell	$12,424	$39,552
Investment securities	1,767,755	1,065,519
Loans and Leases	3,522,575	2,233,529
Deposits with banks	5,419	1,499
Total interest-earning assets	$5,308,173	$3,340,099
Interest-bearing liabilities
Interest-bearing checking deposits	$884,158	$472,242
Savings deposits	421,959	327,336
Time deposits	2,522,845	1,665,114
Total interest-bearing deposits	$3,828,962	$2,464,692
Other borrowed funds	514,092	260,535
Total interest-bearing liabilities	4,343,054	2,725,227
Non-interest-bearing demand deposits	664,329	357,731
Total deposits and other borrowed funds	$5,007,383	$3,082,958
Total average assets	$5,753,208	$3,524,511
Total average stockholders’ equity	$654,450	$367,243

SOURCE  Cathay General Bancorp
          -0-                                        01/26/2005
          /CONTACT:  Heng W. Chen of Cathay General Bancorp, +1-213-625-4752/
          /Web site:  http://www.cathaybank.com /